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                                                             December 29, 1998


7th Level, Inc.
1201 Richardson Drive, Suite 277
Richardson, Texas 75080

Ladies and Gentlemen:

                  On the date hereof, 7th Level, Inc., a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") relating to 2,416,667 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company which have been issued, or are issuable, pursuant to the Subscription Agreement, dated as of December 14, 1998 (the "Subscription Agreement"), by and between the Company and Fletcher International Limited. This opinion is an exhibit to the Registration Statement.

                  We have at times acted as counsel to the Company with respect to certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offer and sale of the Shares as contemplated by the Registration Statement. We have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company's Restated Certificate of Incorporation as presently in effect, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and stockholders, the Rights, the Subscription Agreement and such other documents and instruments relating to the Company and the proposed offering as we have deemed necessary under the circumstances. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

                  We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction, except with respect to the federal laws of the United States of America and except to the extent that matters of Delaware general corporate law are involved in the opinions expressed below. With respect to any matters concerning Delaware general corporate law involved in the opinions set forth below, any such opinions are based upon our reading of standard published compilations of such laws.


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7th Level, Inc.
December 29, 1998
Page 2

                  Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares have been duly authorized and, subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, are, or when issued and paid for in accordance with the terms set forth in the Subscription Agreement, will be legally and validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

                  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph, without our express written consent, and no party other than you is entitled to rely on it. This opinion is rendered to you as of the date hereof and we undertake no obligation to advise you of any change, whether legal or factual, after the date hereof.


                                       Very truly yours,


                                       /s/ SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                                       -----------------------------------------
                                       SWIDLER BERLIN SHEREFF FRIEDMAN, LLP



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